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                                                               EXHIBIT 10.13

                               LICENSE AGREEMENT

        This Agreement is entered into this 12th of August, 1996 ("Effective Date"), by and between Censtor Corp., a California corporation, with principal offices at 2105 Hamilton Avenue, Suite 270, San Jose, California 95125 ("Censtor"), and Western Digital Corporation, a Delaware corporation, with principal offices at 8105 Irvine Center Drive, Irvine, CA 92719 ("Licensee").

                                  BACKGROUND

        A. Censtor has developed and is continuing to develop designs and manufacturing processes for data systems and has obtained and is obtaining certain patents relating thereto.

        B. Censtor has entered into a Manufacturing License Agreement with Denka Kagaku Kogyo Kabushiki Kaisha ("Denka") under which Denka has provided to Censtor the right, under certain conditions, to grant sublicenses to patents owned by Denka.

        C. Censtor has granted and is granting patent licenses to several companies to manufacture and sell products. Licensee desires to obtain such a license from Censtor and Censtor desires to grant such a license to Licensee on the terms and conditions set forth below.

                NOW, THEREFORE, in consideration of their respective promises and agreements set forth herein, Censtor and Licensee agree as follows:

                                AGREEMENT

1.      DEFINITIONS

        1.1 Affiliated Entities. "Affiliated Entities" shall mean Licensee and all Subsidiaries of Western Digital Corporation.

        1.2 Censtor Patents. "Censtor Patents" shall mean all patents and patent claims in all countries of the world, including utility models and design patents, issued or issuing on patent applications entitled to an effective filing date on or before December 31, 1999 which are or hereafter become (a) owned by Censtor, (b) licensed by Censtor from Denka or (c) licensed to Censtor from others with the right to grant sublicenses of the scope granted herein (without requiring the payment of additional compensation). Within ten
(10) days after the Effective Date, Censtor shall provide Licensee with a list of Censtor Patents filed or issued on or before the Effective Date. Censtor will provide Licensee annually with a list of the patents filed after the Effective Date and, from time to time upon Licensee's reasonable written request, will update such list during the term of this Agreement.

        1.3 Censtor-Type Head. "Censtor Type Head" shall mean a head device which is covered by a claim in a Censtor Patent and which also meets the following description: a head structure that provides both a transducer and a working surface, with the working


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surface defining a plane, with the transducer having a loop of magnetic material extending further in a direction parallel than perpendicular to the plane, which device is unlike a flying head or a head which is designed to react to airflow dynamics to ensure a nominal head-disk physical spacing during operation; provided, however, that any head device which first becomes available in significant commercial quantities after December 31, 2004 shall not be considered a Censtor-Type Head.

        1.4 Confidential Information. "Confidential Information" has the meaning set forth in Section 5.1 below.

        1.5 HSA. "HSA" shall mean the assembled componentry commonly referred to in the disk drive industry as a head stack assembly, including head gimbal assemblies, arms, flex circuits and other related components.

        1.6 HSA Cost. "HSA Cost" shall mean the purchase or manufacturing cost to Licensee or its Affiliated Entity of an HSA.

        1.7 Improvements. "Improvements" shall mean improvements, enhancements, reconfigurations and new models which are derived from or based on one or more Censtor Patents.

        1.8 Licensee Improvement Patents. "Licensee Improvement Patents" shall mean all patents and patent claims in all countries of the world, including utility models and design patents, issued or issuing on patent applications entitled to an effective filing date after the Effective Date but prior to termination of this Agreement which cover Improvements and under which Licensee or any of its Affiliated Entities has or obtains the right to grant licenses within the scope hereof (without requiring the payment of additional compensation). "Licensee Improvement Patents" shall not include those Improvements with respect to which ownership is allocated solely to Licensee and/or one or more of its Affiliated Entities under any separate agreement or agreements between Censtor and Licensee and/or one or more of its Affiliated Entities.

        1.9 Royalty Bearing Product. "Royalty Bearing Product" shall mean any product which (a) constitutes or comprises a disk drive or other data storage device and (b) is covered by a claim in a then issued Censtor Patent.

        1.10 Subsidiary. "Subsidiary" shall mean a corporation or other entity of which fifty percent (50%) or more of the voting stock or other equity interests is owned, directly or indirectly, by either party, but such corporation or other entity shall be deemed to be its Subsidiary only so long as such ownership exists.

2.      LICENSE TO LICENSEE

        2.1 Grant. Subject to the terms and conditions of this Agreement, Censtor hereby grants to Licensee a worldwide, non-exclusive, non-transferable (except as described in Section 9.4 hereof) license, without the right to grant sublicenses except as set forth in Section 2.2 below, under Censtor Patents to manufacture, have manufactured, import, use,

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lease, sell and otherwise transfer disk drives and other products and processes having data storage applications.

     2.2 Sublicense Rights. Licensee shall have the right to grant sublicenses of the rights granted in Section 2.1 above only to its Affiliated Entities; provided that (i) Licensee shall cause each such sublicensed Affiliated Entity to agree to be bound by the terms and conditions of this Agreement and (ii) such sublicense will terminate upon termination of this Agreement for any reason. Licensee hereby guarantees the performance by each such sublicensed Affiliated Entity of all applicable obligations contained herein.

     2.3 Trademarks. Licensee and its Affiliated Entities may in their discretion use, free of charge on its products and product package, the marking or markings used by Censtor from time to time in connection with products covered by Censtor Patents ("Trademarks"), on catalogues, brochures and/or other documentation relating to products offered for sale by Licensee or any of its Affiliated Entities utilizing any Censtor Patents. A current list of Trademarks is attached as Exhibit A hereto. If Licensee or any of its Affiliated Entities elects to use the Trademarks, they shall use the Trademarks in accordance with the instructions from Censtor and agree that Censtor may from time to time revise these instructions. All representations of Censtor's Trademarks so used shall be exact duplicates of those used by Censtor or shall first be submitted to Censtor for approval of design, color, and other details.

     2.4  Limitations.

          (a) No license or other right is granted, by implication, estoppel or otherwise, to Licensee, under any Censtor Patents or other proprietary rights now or hereafter owned or controlled by Censtor except for the licenses and rights expressly granted in this Agreement.

          (b) The scope of the license granted to Licensee under Section 2.1 does not include the right to manufacture and distribute or authorize customers to use or distribute heads as separate components not incorporated in disk drives or other data storage products, except as necessary for repair or spare parts purposes in support of products previously sold, leased or otherwise transferred by Licensee or any of its Affiliated Entities, and except that Licensee and its Affiliated Entities may, to the extent not inconsistent with Censtor's contractual obligations to its current licensees, liquidate excess inventory through sales of heads to any Censtor licensee under its license from Censtor or through sales of heads to others (provided that, in the case of such sales of heads to others, the heads sold will be deemed to be Royalty Bearing Products if covered by a then issued Censtor Patent and the royalty due on account of such sales will be determined by the provisions of Section 4.2 hereof).

          (c) The scope of the license granted to Licensee under Section 2.1 does not include the right to sell, lease or otherwise transfer media to unaffiliated customers as separate components not incorporated in disk drives or other data storage products, except as necessary for repair or spare parts purposes in support of products previously sold, leased or otherwise transferred, and except that Licensee and its Affiliated Entities may sell, lease or



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transfer media to unaffiliated customers who are Censtor licensees and to others to the extent not inconsistent with Censtor's contractual obligations to its current licensees.

          (d) The provisions of this Section 2.4 are intended solely as limits on the scope of the license granted under Section 2.1 hereof and shall not operate or be construed as covenants under this Agreement. Consequently, any assertion by Censtor that Licensee or any of its Affiliated Entities is operating beyond the limits set forth in Section 2.4(b) or (c) hereof must be made as a patent infringement claim independent of this Agreement and will not be a breach of this Agreement regardless of the outcome of such claim.

     2.5 Purchase of Components from CRT. Censtor shall promptly authorize Contact Recordings Technology, Inc. and its successors and permitted assigns ("CRT"), its manufacturing licensee, to sell heads, head gimbal assemblies and HSAs covered by Censtor Patents to or for Licensee and one or more of Licensee's designated Affiliated Entities. Censtor shall not revoke such authorization during the term of this Agreement.

3.  LICENSES FROM LICENSEE

     3.1 License to Censtor. Licensee hereby grants to Censtor a paid-up, royalty-free, worldwide, non-exclusive, non-transferable (except as described in Section 9.4 below) license under the Licensee Improvement Patents to manufacture, have manufactured, import, use, lease, sell and otherwise transfer any product or process that has data storage applications and which is covered by one or more claims in the Licensee Improvement Patents.

     3.2 Sublicense Rights. Censtor shall have the right to grant sublicenses of the rights granted in Section 3.1 above only to CRT and Denka.

4.  LICENSE FEE AND ROYALTIES

     4.1 License Fee. As an initial, non-refundable license fee, Licensee hereby assigns to Censtor without recourse all of Licensee's interest in that certain Convertible Promissory Note in the principal amount of ********** made by CRT dated September 25, 1995, as amended (originally issued to a subsidiary of Licensee and subsequently assigned to Licensee).

     4.2  Royalties.

          (a) Censtor shall be entitled to the following royalties (without duplication) on the sale, lease or other transfer for value of each Royalty Bearing Product by Licensee and its Affiliated Entities to an unaffiliated customer.

             (i) if the Royalty Bearing Product contains only Censtor-Type Heads, the royalty shall be equal to **************** of the amount by which the HSA Cost of a comparably performing HSA which does not use Censtor-Type Heads exceeds the actual HSA Cost of the Royalty Bearing Product, provided that if such excess is (A) less than *********** per head, the royalty shall be *********** per head for each Censtor-Type Head in the Royalty Bearing Product, or


*Omitted and filed separately with the
 SEC pursuant to a confidential
 treatment request.
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        (B) more than *********** per head, then the royalty shall be
        ********** per head for each Censtor-Type Head in the Royalty Bearing Product;

                 (ii) If the Royalty Bearing Product contains one or more heads which are covered by a then issued Censtor Patent but does not contain any Censtor-Type Heads, the royalty shall be *********** per head for each head in the Royalty Bearing Product which is covered by a then issued Censtor Patent, provided that no royalty shall accrue or be payable in respect of any such sale, lease or other transfer for value which occurs on or before December 31, 1997;

                 (iii) if the Royalty Bearing Product contains both (A) a Censtor-Type Head and (B) a head which is not a Censtor-Type Head but is covered by a then issued Censtor Patent, then the royalty shall be calculated on a per head basis with Section 4(a)(i) hereof applying to the Censtor-Type Heads in such Royalty Bearing Product and Section 4(a)(ii) hereof (including the moratorium contained therein) applying to the heads which are not Censtor-Type Heads but which are covered by a then issued Censtor Patent (provided such combined royalty shall not exceed maximum royalty which would have been payable if all heads in such Royalty Bearing Product which are covered by a then issued Censtor Patent were Censtor-Type Heads); and

                (iv) if the Royalty Bearing Product does not contain a head covered by a then issued Censtor Patent (but is nevertheless a Royalty Bearing Product), Censtor and Licensee shall negotiate in good faith a reasonable royalty not to exceed the royalty that would be payable under
        Section 4.2(a)(ii) above and subject to the moratorium contained therein;

provided, however, that no royalties shall accrue or be payable in respect of Royalty Bearing Products which contain heads purchased by Licensee or one or more of its Affiliated Entities (or their designated assembly vendor) from CRT and provided further that no royalties shall accrue or be payable in respect of Royalty Bearing Products on account of the inclusion therein of components procured by Licensee or one or more of its Affiliated Entities (or their designated assembly vendor) from Read-Rite Corporation, its successors and assigns ("RRC") to the extent Censtor has licensed RRC to manufacture, have manufactured, import, use and sell such components.

          (b) Upon payment by Licensee and its Affiliated Entities of an aggregate of ********* in royalties attributable to Censtor-Type Heads in Royalty Bearing Products, the royalty obligation attributable to Censtor-Type Heads in Royalty Bearing Products shall cease.

          (c) Upon payment by Licensee and its Affiliated Entities of an aggregate of ********* in royalties pursuant to Section 4.2(a)(ii), 4.2(a)(iii) (insofar as it relates to heads which are not Censtor-Type Heads) and 4.2(a)(iv) hereof, the royalty obligation attributable to sales of such Royalty Bearing Products shall cease.



*Omitted and filed separately with the
 SEC pursuant to a confidential
 treatment request.
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        (d)  The ******** maximum aggregate royalty payable in respect of sales of Royalty Bearing Products which contain Censtor-Type Heads shall be reduced to ********, and the royalty obligation payable in respect of Royalty Bearing Products which contain Non-Censtor-Type Heads will be eliminated, upon the occurrence of either of the following events (without placing any obligation on Licensee to accomplish either event): (i) Licensee is the first customer to purchase ******** heads from CRT or (ii) Licensee has loaned CRT or Censtor more than ******** by April 1, 1996 with repayment terms providing for repayment of the loan without interest by way of a discount equal to or corresponding to **************** per head gimbal assembly purchased from CRT by Licensee and its Affiliated Entities.

        (e) The maximum royalty provisions of Section 4.2(b) and (c), as adjusted by Section 4.2(d), if and when applicable, do not apply to the sale, lease or transfer for value of a Royalty Bearing Product which is covered by a Censtor Patent that issues on a patent application entitled to an effective filing date on or after October 1, 1995 which differs from the prior art on the basis of (i) the structure of a Censtor-Type Head which includes a magnetoresistive element or (ii) any other major new development by Censtor in
(x) the structure of a magnetoresistive head or (y) some other type of component or technology not currently used by Licensee or any of its Affiliated Entities in disk drives. In such event, Censtor shall, upon request by Licensee at any time thereafter, negotiate in good faith such reasonable additional terms (including without limitation royalty rate and maximum aggregate royalty) as are reasonably necessary to prevent Licensee from operating at a competitive disadvantage attributable to the royalty obligations of this Agreement.

        (f) Notwithstanding anything in this Agreement to the contrary, Censtor expressly acknowledges and agrees that Licensee shall at all times have the right to challenge the validity, enforceability and asserted scope of any Censtor Patent, and Licensee's royalty obligations are applicable only to products which are covered by valid and enforceable patent rights.

        (g) Censtor hereby releases and discharges Licensee and its Affiliated Entities from any liability for infringement of any Censtor Patents or other intellectual property rights of Censtor with respect to sales of products by Licensee or any of its Affiliated Entities occurring prior to the Effective Date.

    4.3  Payments and Accounting.

        (a) Records and Audits. With respect to the number of Royalty Bearing Products sold, leased or otherwise transferred for value by Licensee and its Affiliated Entities and the royalties payable under the provisions of Section 4.2, Licensee shall keep complete and accurate records. These records shall be retained for a period of three (3) years from the date of payment, notwithstanding the expiration or other termination of this Agreement. Censtor shall have the right to examine and audit, through an independent accounting firm, acceptable to Licensee, not more than once a year, and during normal business hours, all such records and such other records and accounts as may contain, under recognized accounting practices, information bearing upon the amount of royalties payable to Censtor under this


*Omitted and filed separately with the
 SEC pursuant to a confidential
 treatment request.
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Agreement. Prompt adjustment shall be made by Licensee to compensate for any errors and/or omissions disclosed by such examination or audit which result in an underpayment of royalties hereunder. Should the amount of any such error and/or omission exceed of five percent (5%) of the total royalties due for the period under audit, then upon request by Censtor, Licensee shall pay for the reasonable cost of the audit.

                (b) Reports and Payment Terms. Within forty-five (45) days after the end of each of the first three fiscal quarters of Licensee and within ninety (90) days after the end of each of its fiscal years, until all royalties payable hereunder shall have been reported and paid, Licensee shall furnish to Censtor a statement in suitable form showing all Royalty Bearing Products sold by Licensee and its Affiliated Entities during such quarter and the amount of royalty payable thereon. If no products subject to royalty have been sold, that fact shall be shown on such statement. Also, within such thirty (30) day period Licensee shall pay to Censtor the royalties payable under Section 4.2 for such quarter. All royalty and other payments to Censtor hereunder shall be in United States dollars.

5.      CONFIDENTIAL INFORMATION

        5. Definition. As used in this agreement, the term "Confidential Information" shall mean any information disclosed pursuant to this Agreement by one party to the other during the term of this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential," "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other in the course of the performance of this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party. As used herein, "Confidential Information" may include, without limitation, the know-how, inventions, prototypes, materials, processes, process equipment, designs, specifications, and certain technical data, business and financial data, product information, patent applications, and documents relating to the development, manufacturing, testing, and marketing of products disclosed by either party to the other directly in writing or by drawings or inspection of parts or equipment.

        5.2 Nondisclosure. Each party shall treat as strictly confidential all Confidential Information of the other party, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party's Confidential Information and shall not disclose such Confidential Information to any third party except as may be necessary and required in connection with the rights and obligations of such other party under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement.


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        5.3     Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which:

                (a) was generally known and available in the public domain at the time it was disclosed or becomes generally known and available in the public domain through no fault of the receiver;

                (b) was known to the receiver without restriction at the time of disclosure as shown by the files of the receiver in existence at the time of disclosure and was not acquired directly or indirectly from a third party under obligation of confidentiality to the disclosing party;

                (c) is disclosed with the prior written approval of the disclosure;

                (d) was independently developed by the receiver without any use of the Confidential Information, provided that the receiver can demonstrate such independent development by documented evidence prepared contemporaneously with such independent development;

                (e) becomes known to the receiver without restriction from a source other than the discloser without breach of this Agreement by the receiver and otherwise not in violation of the discloser's rights; or

                (f) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, that the receiver shall provide prompt, advance notice thereof to enable the discloser to seek a protective order or otherwise prevent such disclosure.

        5.4 Binding Other Parties. Each party shall obtain the execution of proprietary nondisclosure agreements with its subsidiaries, employees, agents and consultants having access to Confidential Information of the other party, and shall diligently enforce such agreements, and shall exercise due care to control the actions of such subsidiaries, employees, agents and consultants in this respect so long as they have a working relationship with the party.

        5.5 Rights Under Breach. Each party acknowledges that the other party's Confidential Information is an extremely valuable business asset, the misuse or improper disclosure of which would cause irreparable harm to the interest of such party. Accordingly, if either party breaches any of its obligations under this Section the other party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages. In addition, the parties agree upon request to cooperate in efforts seeking to enjoin the subsequent wrongful disclosure of Confidential Information by third parties to whom such information was disclosed by a receiving party hereunder.


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6.  INTELLECTUAL PROPERTY OWNERSHIP

        6.1 Censtor Ownership. During the term of this Agreement, Censtor warrants that it either (a) owns all right, title and interest in or (b) has the right to license to Licensee the Censtor Patents. Licensee acknowledges that Censtor has made no representation to Licensee with respect to patent prosecution efforts other than to maintain until July 31, 1997 a patent prosecution effort sufficient to maximize the value of Censtor's patent portfolio which is consistent, in Censtor's good faith judgment, with good business practices.

        6.2 Licensee Ownership. Licensee shall be free to develop Improvements and Licensee shall own, subject to Section 3, all right, title and interest in such Improvements. To the extent such Improvements embody Censtor Patents, Licensee shall have no license to use such Improvements except according to the terms of this Agreement.

7.  LIMITATION OF LIABILITY

        CENSTOR'S LIABILITY ARISING OUT OF THIS AGREEMENT SHALL NOT EXCEED THE AMOUNTS RECEIVED FROM LICENSEE HEREUNDER. IN NO EVENT SHALL CENSTOR BE LIABLE FOR COST OF PROCUREMENT OF SUBSTITUTE PRODUCTS, SERVICES, OR TECHNOLOGY NOR SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

8.  TERM AND TERMINATION

        8.1 Term. This Agreement shall commence as of the Effective Date and shall continue for fifteen (15) years or until the expiration of the last to expire Censtor Patent, whichever occurs later.

        8.2  Termination.

            (a) If either party defaults in the performance of any material obligation hereunder and if such default is not corrected within thirty (30) days after the defaulting party receives written notice thereof from the non-defaulting party, then the non-defaulting party, at its option, may, in addition to any other remedies it may have, terminate this Agreement.

           (b) Either party may terminate this Agreement effective upon written notice to the other party in the event that the other party becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, or composition for the benefit of creditors, if that petition or proceeding is not dismissed within sixty (60) days after filing.



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        8.3  Effect of Termination.

           (a) Except as otherwise expressly stated herein, upon any termination or expiration of this Agreement, all licenses and rights granted by the parties to each other hereunder shall terminate, and neither Licensee nor any of its Affiliated Entities shall have any rights with respect to any Censtor Patents. The provisions of Sections 5, 7, 8, and 9 shall survive any termination or expiration of this Agreement for any reason. The provisions of
Section 3.2 shall survive any termination of this Agreement but shall not include any Licensee Improvement Patent which issues after the effective date of such termination (regardless of effective filing date to which such Licensee Improvement Patent may be entitled). In addition, all amounts for which payment is due to Censtor prior to the date of termination shall remain due and payable.

          (b) Licensee and its Affiliated Entities shall have the right to provide continuing maintenance support for previously sold products after any termination or expiration of this Agreement.

9.  GENERAL PROVISIONS

        9.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the United States and the State of California without reference to conflict of laws principles.

        9.2 Settlement of Disputes. The parties hereto shall use their best endeavors to settle by mutual agreement any disputes, controversies or differences which may arise from, under, out of or in connection with this Agreement. If such disputes, controversies or differences cannot be settled between the parties, they shall be finally resolved by binding arbitration in Orange County, California, under the Commercial Rules of Arbitration of the American Arbitration Association by a single arbitrator appointed in accordance with said rules. The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law or arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for temporary, preliminary, or final injunctive or other equitable relief without breach of this arbitration provision.

        9.3 Announcement. Licensee and Censtor shall announce the existence of their relationship and this Agreement at a time and with form and substance to be mutually determined, neither party to unreasonably withhold its consent to such mutually determined announcement.

        9.4 Assignment. Neither party may assign or delegate this Agreement or any of its rights or duties under this Agreement without the prior written consent of the other except either party may assign this Agreement to a Subsidiary, person, or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets relating to the subject matter of this Agreement, and which has assumed in writing or by



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